                           SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

                      (AMENDMENT NO____________________)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement         [   ] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))

[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        STORAGE TECHNOLOGY CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                                  REGISTRANT
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         ____________________________

     (2) Aggregate number of securities to which transaction applies:
         ____________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
         (Set forth the amount on which the filing fee is calculated and state how it was determined):
         ____________________________

     (4) Proposed maximum aggregate value of transaction:
         ____________________________

     (5) Total fee paid:
         ____________________________

[   ] Fee paid previously by written preliminary materials.
[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:__________________________________________
     (2) Form, Schedule or Registration Statement No.:____________________
     (3) Filing Party:____________________________________________________
     (4) Date Filed:______________________________________________________

             [LOGO OF STORAGE TECHNOLOGY CORPORATION APPEARS HERE]
                        STORAGE TECHNOLOGY CORPORATION
                            2270 South 88th Street
                        Louisville, Colorado 80028-0001

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 22, 1997

Dear Stockholder:

  On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders of Storage Technology Corporation (the "Company" or "StorageTek"), a Delaware corporation, to be held on Thursday, May 22, 1997, at 10:00 a.m., EDT, at the Grand Hyatt Hotel, Park Avenue at Grand Central Station, New York, New York 10017, for the following purposes:

  1. To elect ten Directors;

  2. To ratify amendments to the 1995 Equity Participation Plan, including the reservation of an additional 2,200,000 shares of Common Stock for issuance thereunder;

  3. To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the current fiscal year;

  4. To consider a stockholder proposal; and

  5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Only stockholders of Common Stock of record at the close of business on April 6, 1997, will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will remain open.

  WE INVITE EACH OF YOU TO ATTEND THE MEETING. IF YOU CANNOT ATTEND, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED. NO STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       W. RUSSELL WAYMAN
                                       Corporate Vice President,
                                       General Counsel and Secretary

Louisville, Colorado
April 8, 1997

                            YOUR VOTE IS IMPORTANT

  WHETHER YOU OWN A FEW OR MANY SHARES OF STOCK AND WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

                        STORAGE TECHNOLOGY CORPORATION

                                PROXY STATEMENT

                                                                  April 8, 1997

                              PROCEDURAL MATTERS

  THIS PROXY STATEMENT IS FURNISHED TO THE STOCKHOLDERS OF STORAGE TECHNOLOGY CORPORATION (THE "COMPANY" OR "STORAGETEK") IN CONNECTION WITH THE SOLICITATION OF PROXIES BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY TO BE VOTED AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 22, 1997, AT 10:00 A.M., EDT, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Stockholders of record of Common Stock of the Company at the close of business on April 6, 1997 (the "Record Date"), will be entitled to notice of and to vote at the meeting. The Annual Meeting will be held at the Grand Hyatt Hotel, Park Avenue at Grand Central Station, New York, New York 10017. Proxies received prior to the meeting will be voted in accordance with the instructions contained in the proxy and, if no choice is specified, will be voted in favor of each of management's nominees for Director; in favor of the amendments to the 1995 Equity Participation Plan; in favor of ratification of the appointment of independent accountants; and against the stockholder proposal. A stockholder who signs and returns the enclosed proxy may revoke it at any time before it is voted by a written revocation delivered to any of the proxy holders named therein, by submitting another valid proxy bearing a later date or by attending the meeting and voting in person. Beneficial owners wishing to vote at the meeting who are not stockholders of record on the Company's books (e.g., persons holding in street name) must bring to the meeting a Power of Attorney or proxy in their favor signed by the holder of record in order to be able to vote.

SOLICITATION OF PROXIES

  Initial solicitation of proxies by the Board of Directors of the Company will be by mail. Further solicitation by the Board of Directors or employees of the Company can also be made by mail, telephone, telegraph or personal interview. No additional compensation will be paid to the Directors or employees of the Company for solicitation of proxies. As of this date, the Company has no plans to retain an outside firm to solicit proxies; however, after the mailing of this Proxy Statement and prior to the Annual Meeting, the Company may determine it is advisable to retain an outside firm to solicit proxies, in which case the Company will pay the cost of soliciting proxies, which the Company estimates would range from $5,000 to $10,000, plus out-of-pocket expenses not to exceed $15,000. In addition, the Company may also reimburse intermediaries for their expenses in forwarding solicitation materials to beneficial owners. This Proxy Statement and the form of proxy are first being mailed to the stockholders beginning April 8, 1997.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

  The quorum required for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date (excluding treasury stock). All shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter will count for purposes of establishing a quorum and will be treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a matter (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the matter. The Company intends to count broker non-votes for purposes of determining the presence or absence of a quorum for the transaction of business, but not to consider broker non-votes as Votes Cast with respect to a particular matter as to which the broker has expressly not voted. Accordingly, broker non-votes will have no effect upon the outcome of voting on matters presented to the stockholders at the Annual Meeting. Based upon New York Stock Exchange rules, the Company believes that all of management's proposals are considered "discretionary" and, accordingly, brokerage firms may vote shares held for customers if no voting instructions have been furnished by such customers within 10 days prior to the meeting. With respect to the stockholder proposal, brokerage firms may not vote shares held for customers without specific instructions from the customer.

ANNUAL REPORT

  This Proxy Statement is accompanied by the Company's 1996 Summary Annual Report (the "Annual Report") and Form 10-K for the fiscal year ended December 27, 1996. Stockholders are referred to the Form 10-K for information concerning the Company's business and operations, but the Annual Report and Form 10-K are not part of the proxy soliciting materials. CERTAIN OTHER INFORMATION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST. PLEASE CONTACT INVESTOR RELATIONS, STORAGE TECHNOLOGY CORPORATION, 2270 SOUTH 88TH STREET, LOUISVILLE, COLORADO 80028-4310, TELEPHONE 1-800 785-2217, IF YOU WOULD LIKE TO REQUEST ADDITIONAL REPORTS. THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES ARE LOCATED AT 2270 SOUTH 88TH STREET, LOUISVILLE, COLORADO 80028, TELEPHONE (303) 673-5151.

                       VOTING SECURITIES OF THE COMPANY

  On the Record Date for the Annual Meeting, April 6, 1997, the Company had issued, outstanding and entitled to vote 61,518,782 shares of its common stock, $.10 par value per share ("Common Stock"). Holders of shares of the Common Stock on the Record Date are entitled to vote at the Annual Meeting and at all adjournments or postponements thereof. Each holder of shares of the Common Stock is entitled to one vote for each share. In the election of Directors, such holder has the right to vote the number of shares owned for as many persons as there are Directors to be elected. There is no cumulative voting in the election of Directors.

SECURITY OWNERSHIP

  The following table sets forth the beneficial ownership of the Company's Common Stock as of the Record Date: (i) by all persons known by the Company to be beneficial owners of more than 5% of the voting power of the Company's outstanding Common Stock based on information obtained from Schedule 13D and 13G filings received prior to the Record Date; (ii) by each current Director and each of management's nominees for Director; (iii) by each Named Executive Officer listed in the Summary Compensation Table under the heading "COMPENSATION OF EXECUTIVE OFFICERS"; and (iv) by all current Directors and executive officers as a group.

                                                   AMOUNT AND NATURE PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                OF OWNERSHIP(1)  OF CLASS
------------------------------------               ----------------- --------
FMR Corp..........................................     6,218,194(2)   10.11%
 82 Devonshire Street
 Boston, MA 02109
The TCW Group, Inc. and Robert Day................     5,810,750(3)    9.44%
 865 South Figueroa Street
 Los Angeles, CA 90017
American Century Companies, Inc...................     3,100,000(4)    5.04%
 4500 Main Street
 Kansas City, MO 64141
David E. Weiss....................................       164,736(5)        (21)
L. Thomas Gooch...................................        33,595(6)        (21)
John V. Williams..................................        37,694(7)        (21)
David E. Lacey....................................        45,554(8)        (21)
W. Russell Wayman.................................        19,066(9)        (21)
Ryal R. Poppa.....................................             0(10)       (21)
Judith E.N. Albino(11)............................        23,116(11)       (21)
William L. Armstrong..............................             0           (21)
Robert A. Burgin(12)..............................        19,000(12)       (21)
J. Harold Chandler................................             0           (21)
Paul Friedman.....................................        77,867(13)       (21)
William R. Hoover.................................        11,666(14)       (21)
Stephen J. Keane..................................        25,350(15)       (21)
Robert E. La Blanc................................        40,405(16)       (21)
Robert E. Lee.....................................        30,584(17)       (21)
Harrison Shull....................................        48,691(18)       (21)
Richard C. Steadman...............................        44,202(19)       (21)
All current Directors and executive officers (15
 persons) as a group..............................       621,527(20)   1.01%

--------
(1) Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares shown as beneficially owned by them. The number of shares stated as being beneficially owned includes stock options that are exercisable within 60 days of the Record Date. Share ownership by 5% holders is based upon the respective Schedule 13G filings, which reflect ownership as of December 31, 1996.

(2) Represents shares owned by: (i) FMR Corp. through its subsidiary, Fidelity Management & Research Company, a registered investment advisor; and (ii) Edward C. Johnson, 3d, and Abigail P. Johnson, each a control person of FMR Corp.

(3) Represents shares owned by: (i) The TCW Group, Inc., through its subsidiaries: Trust Company of the West; TCW Asset Management Company, a registered investment advisor; and TCW Funds Management, Inc., a registered investment advisor; and (ii) Robert Day, a control person of The TCW Group, Inc., as well as Oakmont Corporation, and Cypress International Partners Limited, each a registered investment advisor.

(4) Represents shares owned by: (i) American Century Companies, Inc. ("ACC") through its subsidiary American Century Investment Management, Inc. ("ACIM"), a registered investment advisor; (ii) American Century Mutual Funds, Inc., a client of ACIM; and (iii) James E. Stowers, Jr., who controls ACC. Mr. Stowers, ACC, and ACIM disclaim beneficial ownership of these securities.

(5) Includes 150,084 shares of Common Stock issuable upon exercise of options held by Mr. Weiss, which options are exercisable within 60 days of the Record Date.

(6) Includes 7,109 shares of Common Stock issuable upon exercise of options held by Mr. Gooch, which options are exercisable within 60 days of the Record Date.

(7) Includes 22,840 shares of Common Stock issuable upon exercise of options held by Mr. Williams, which options are exercisable within 60 days of the Record Date.

(8) Includes 34,761 shares of Common Stock issuable upon exercise of options held by Mr. Lacey, which options are exercisable within 60 days of the Record Date.

(9) Includes 5,809 shares of Common Stock issuable upon exercise of options held by Mr. Wayman, which options are exercisable within 60 days of the Record Date.

(10) Mr. Poppa retired as a Director and executive officer in May 1996.

(11) Ms. Albino currently serves as a Director, but is not standing for re-election at the Annual Meeting. Includes 21,666 shares of Common Stock issuable upon exercise of options held by Ms. Albino, which options are exercisable within 60 days of the Record Date.

(12) Mr. Burgin currently serves as a Director, but is not standing for re-election at the Annual Meeting. Includes 18,000 shares of Common Stock issuable upon exercise of options held by Mr. Burgin, which options are exercisable within 60 days of the Record Date.

(13) Includes 34,500 shares of Common Stock issuable upon exercise of options held by Mr. Friedman, which options are exercisable within 60 days of the Record Date.

(14) Includes 11,666 shares of Common Stock issuable upon exercise of options held by Mr. Hoover, which options are exercisable within 60 days of the Record Date.

(15) Includes 19,952 shares of Common Stock issuable upon exercise of options held by Mr. Keane, which options are exercisable within 60 days of the Record Date.

(16) Includes 37,000 shares of Common Stock issuable upon exercise of options held by Mr. La Blanc, which options are exercisable within 60 days of the Record Date.

(17) Includes 29,500 shares of Common Stock issuable upon exercise of options held by Mr. Lee, which options are exercisable within 60 days of the Record Date.

(18) Includes 37,000 shares of Common Stock issuable upon exercise of options held by Mr. Shull, which options are exercisable within 60 days of the Record Date.

(19) Includes 37,000 shares of Common Stock issuable upon exercise of options held by Mr. Steadman, which options are exercisable within 60 days of the Record Date.

(20) Includes 406,387 shares of Common Stock issuable upon exercise of options within 60 days of the Record Date held by 11 current Directors and four current non-Director executive officers.

(21) Less than 1% of the class.

                       PROPOSAL 1--ELECTION OF DIRECTORS

  The Board of Directors has reduced the number of Directors constituting the entire Board of Directors of the Company from eleven to ten effective as of the date of the 1997 Annual Meeting of Stockholders. At the Annual Meeting, ten Directors are to be elected to serve until the next Annual Meeting or until their respective successors shall be elected and qualified. Management's nominees include all of the persons who currently serve as Directors, except for Judith Albino and Robert Burgin, who are not standing for re-election. In addition, management has nominated J. Harold Chandler, who does not currently serve as a Director. The ten nominees are set forth below. If the enclosed Proxy is duly executed and received in time for the meeting, it is the intention of the persons named therein to vote the shares represented thereby, unless otherwise directed, in favor of the ten nominees listed below. The ten nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as Directors. Votes withheld from any Director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will have no other effect on the outcome of the vote on the election of Directors.

  If, at the time of the meeting, one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Governance and Nominating Committee of the Board of Directors. The Governance and Nominating Committee knows of no reason why any of the ten nominees will be unavailable or unable to serve. The names of each of the ten nominees and certain other information is set forth below:

WILLIAM L. ARMSTRONG; AGE 60; CHAIRMAN, AMBASSADOR MEDIA CORPORATION

  Mr. Armstrong has been a Director since 1991. He has served as Chairman of Ambassador Media Corporation, a television broadcasting company, since 1990; Chairman of Cherry Creek Mortgage Company since 1991; Chairman of El Paso Mortgage Company since 1993; and Chairman of Centennial State Mortgage Company and Frontier Real Estate, Inc. since 1994. From 1979 to 1991, Mr. Armstrong served as a United States Senator, Colorado. Mr. Armstrong also currently serves as director of Provident Companies, Inc.; Helmerich & Payne; and International Family Entertainment, Inc.

J. HAROLD CHANDLER; AGE 47; CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, PROVIDENT COMPANIES, INC.

  Mr. Chandler has been nominated to fill the directorship resulting from a Director not standing for re-election. Since November 1993, Mr. Chandler has served as Chairman, President and Chief Executive Officer of Provident Companies, Inc., a holding company of insurance subsidiaries which provides disability, life and related coverage to both individuals and to the employee benefits marketplace. From January 1991 to November 1993, Mr. Chandler served as President of the Mid-Atlantic Banking Group of NationsBank Corporation. Mr. Chandler also serves as a director of AmSouth Bancorporation; Herman Miller, Inc.; and Healthsource, Inc.

PAUL FRIEDMAN; AGE 72; ATTORNEY

  Mr. Friedman has been a Director since 1987 and has been a practicing tax attorney at Paul Friedman, P.C. since 1964.

WILLIAM R. HOOVER; AGE 67; EXECUTIVE COMMITTEE CHAIRMAN, COMPUTER SCIENCES CORPORATION

  Mr. Hoover has been a Director since 1995. He currently serves as Chairman of the Executive Committee of Computer Sciences Corporation, a provider of information technology services. From 1972 to March 1997, Mr. Hoover served as Chairman of the Board of Computer Sciences Corporation. From November 1972 through March 1995, Mr. Hoover also served as Chief Executive Officer and President of Computer Sciences Corporation. Mr. Hoover also serves as a director of Merrill Lynch & Co., Inc.; Eltron International, Inc.; and Rofin-Sinar Technologies, Inc.

STEPHEN J. KEANE; AGE 68; MANAGEMENT CONSULTANT

  Mr. Keane has been a Director since 1987. Mr. Keane has been a management consultant since 1985 and currently serves as a director of MaxServ Inc.

ROBERT E. LA BLANC; AGE 63; PRESIDENT, ROBERT E. LA BLANC ASSOCIATES, INC.

  Mr. La Blanc has been a Director since 1979. Mr. La Blanc is the founder and President of Robert E. La Blanc Associates, Inc., an information technologies consulting and investment banking firm, and has served in that capacity since October 1981. Mr. La Blanc also is a director of Gilbert Associates, Inc.; Titan Corp.; Tribune Company; and a family of Prudential Mutual Funds.

ROBERT E. LEE; AGE 61; EXECUTIVE DIRECTOR EMERITUS, THE DENVER FOUNDATION

  Mr. Lee has been a Director since 1989. He currently serves as the Executive Director Emeritus of The Denver Foundation, a community foundation; from March 1989 to July 1996 he served as its Executive Director. He retired as Chairman of First Interstate Bank of Denver in February 1989. Mr. Lee also serves as a director of Equitable of Iowa Companies; Meredith Corporation; and Source Capital Corporation.

HARRISON SHULL; AGE 73; FORMER PROVOST, NAVAL POSTGRADUATE SCHOOL

  Mr. Shull has been a Director since 1983. Mr. Shull was Provost, Naval Postgraduate School, Monterey, California, from July 1988 until his retirement in June 1995.

RICHARD C. STEADMAN; AGE 64; PRIVATE INVESTOR

  Mr. Steadman has been a Director since 1970. Mr. Steadman has been a private investor since January 1981.

DAVID E. WEISS; AGE 53; CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, STORAGETEK

  Mr. Weiss has served as Chairman, President and Chief Executive Officer since May 1996. Prior to that, he served as Chief Operating Officer from March 1995 to May 1996, Executive Vice President of Systems Development from January 1993 to March 1995, Senior Vice President of Marketing and Program Management Process from June 1992 to January 1993, and Corporate Vice President of Market Planning from August 1991 to June 1992. Mr. Weiss joined the Company in March 1991 as Staff Vice President.

BOARD MEETINGS AND COMMITTEES

  The Company's Board of Directors held eleven meetings during fiscal 1996. The Board of Directors of the Company has a standing Audit Committee, Governance and Nominating Committee, and Human Resources and Compensation Committee.

  The Audit Committee currently consists of Directors Shull (Chair), Friedman, Hoover, La Blanc and Steadman. The Audit Committee held four meetings during fiscal 1996. Its principal functions are to review the Company's financial statements, the arrangements for and scope of the independent audit, as well as the results of the audit engagement; to review the Company's internal auditing procedures and personnel; to review the scope of non-auditing services performed by the independent accountants and their independence; and to monitor the adequacy of and compliance with policies to prohibit unethical, questionable or illegal activities by employees of the Company. The members of the Audit Committee are not employees and are, in the opinion of the Board, free from any relationship that would interfere with the exercise of independent judgment.

  The Governance and Nominating Committee met two times during fiscal 1996, and currently consists of Directors Burgin (Chair), Albino, Armstrong, Keane and Lee. This Committee reviews and makes recommendations to the Board regarding the organization and structure of the Board and the Company's corporate governance process, and nominates candidates for the Board. The Committee will consider nominees recommended by stockholders. Under the Company's Bylaws, nominations for the election of Directors may be made by any stockholder entitled to vote in the election of Directors, but only if written notice of such stockholder's intent to make such nominations has been received by the Company at its principal executive office not less than 60 days nor more than 90 days prior to the meeting at which directors are to be elected; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's notice must set forth: (a) with respect to each proposed nominee, the name, age, business and residence address, principal occupation or employment, class and number of shares of stock of the Company owned and any other information that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934; and (b) with respect to the stockholder giving the notice, the name, address and class and number of shares of the Company that are beneficially owned by such stockholder. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. The Company has received a notice from a stockholder of his intent to nominate a person from the floor at the Annual Meeting.

  The Human Resources and Compensation Committee (the "Compensation Committee") currently consists of Directors Keane (Chair), Albino, Armstrong, Burgin and Lee. The Compensation Committee held six meetings during fiscal 1996. Its principal functions are to evaluate the performance of executive management, review succession planning, and review compensation policies and arrangements for executive management and key employees of the Company. The Compensation Committee approves salary recommendations for executive management and administers equity compensation, bonus and stock option plans. The members of the Compensation Committee are not employees and are, in the opinion of the Board, free from any relationship that would interfere with the exercise of independent judgment.

  During fiscal year 1996, no Director other than Mr. Hoover attended fewer than 75% of the aggregate number of meetings of the Board and the committees of the Board on which he or she served. Mr. Hoover attended 73% of the aggregate number of meetings of the Board and the committees on which he served.

              STANDARD ARRANGEMENTS FOR COMPENSATION OF DIRECTORS

CASH COMPENSATION

  The Company pays each Director who is not an employee of the Company a standard annual retainer of $27,000. As Lead Director, Mr. Burgin was paid an annual retainer of $50,000. Effective as of the 1997 Annual Meeting of Stockholders, the Board will no longer designate a Lead Director. Nonemployee Directors are paid an additional fee of $1,000 for each meeting of the Board attended in excess of eight per year and $1,000 for each committee meeting attended. The chair of each committee is paid an annual retainer of $2,000 as compensation for such chairmanship. Effective March 1997, the fee paid to the chair of each committee was increased to $5,000 per year. Each Director also receives a fee of $1,000 per day for time spent on Company business pursuant to a specific request by the Chairman of the Board. Nonemployee Directors may elect to defer receipt of all or a portion of their cash compensation.

STOCK FOR FEES

  Nonemployee Directors may participate in a stock-for-fees program under the Company's 1995 Equity Participation Plan, subject to stockholders approving amendments to the plan at the Annual Meeting. See "Proposal 2--Amendments to the 1995 Equity Participation Plan". Under the amended plan, a nonemployee Director will have the opportunity to elect to receive a portion of his annual compensation in shares of the Company's Common Stock or Common Stock equivalents, in lieu of receiving cash compensation. Each nonemployee Director who has not satisfied the minimum ownership threshold of 2,500 shares of Common Stock or Common Stock equivalents set forth in the equity ownership Guideline adopted by the Board of Directors in February 1997 initially will elect to receive a minimum of 50% of his annual retainer in the form of Common Stock or Common Stock equivalents.

STOCK OPTIONS

  The Company has a Stock Option Plan for Nonemployee Directors (the "Director Plan"). Under the Director Plan, the Company has granted nonemployee Directors nonstatutory stock options to purchase shares, at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, on a predetermined schedule. All options expire ten years from the date of grant, unless earlier terminated pursuant to the provisions of the Director Plan.

  In October 1987, Directors were granted stock options under the Director Plan. In October 1989, options to purchase 2,500 shares were granted to those nonemployee Directors who had served two consecutive years following receipt of the options granted in 1987. These options are collectively referred to as the "Initial Options".

  In 1991, the stockholders approved the Amended and Restated Stock Option Plan for nonemployee Directors. Under the Director Plan, as so amended, each nonemployee Director who was such on November 7, 1990, was granted, and each person who first becomes a nonemployee Director after that date, will automatically be granted, a stock option (the "New Option") to purchase a number of shares of Common Stock equal to 25,000 shares, less any shares subject to Initial Options granted to such Director on the later to occur of November 7, 1990, or the Director's first election or appointment. New Options become exercisable in installments: 5,000 shares become exercisable six months following the date of grant; and the remaining shares become exercisable in equal installments on the six anniversary dates following the date of grant, so long as the optionee remains a Director.

  The Director Plan was further amended in 1995. As amended in 1995, each nonemployee Director who was such on July 26, 1995, and each person who first becomes a nonemployee Director after that date, will automatically be granted a stock option to purchase 18,000 shares (the "Additional Option") on the later to occur of July 26, 1995, or the third anniversary of the Director's first election or appointment as a nonemployee Director. Each Additional Option becomes exercisable in three equal installments on the first, second and third anniversaries of the first date on which all shares that are subject to New Options held by the Director have become exercisable, so long as the optionee remains a Director.

  The Director Plan currently has 75,000 shares available for future grant and 334,952 shares subject to outstanding options. During 1996, no options were granted or canceled under the Director Plan.

                         PROPOSAL 2--AMENDMENTS TO THE
                        1995 EQUITY PARTICIPATION PLAN

GENERAL

  In March 1995, the Board adopted the 1995 Equity Participation Plan (the "Equity Plan"), an expanded equity grant plan, to offer various types of stock-based incentive programs to the Company's employees. In May 1995, the stockholders approved the Equity Plan and the reservation of 2,200,000 shares for issuance under the Equity Plan. As of April 6, 1997, there were 718,040 shares available for issuance, 135,341 shares had been issued and 1,346,619 shares were subject to stock options granted under the Equity Plan.

PROPOSED AMENDMENTS

  The Board believes that the Equity Plan is an important factor in attracting, retaining and motivating dedicated and skilled employees. Accordingly, to provide for future awards under the Equity Plan to employees and other key persons, the Board approved certain amendments to the Equity Plan in September 1996, December 1996 and February 1997 (the Equity Plan, as so amended, is referred to herein as the "Amended Equity Plan"). The amendments approved by the Board in September 1996 consisted of minor modifications to reflect revisions to Section 16 of the Securities Exchange Act of 1934, as amended May 31, 1996, and did not materially alter the terms of the plan and do not require stockholder approval. At the Annual Meeting, the stockholders are being asked to approve the December 1996 and February 1997 amendments to the Equity Plan. These amendments include: (i) increasing the number of shares issuable thereunder by 2,200,000; (ii) allowing nonemployee Directors and consultants to participate in the plan;
(iii) amending the stock option exercise periods following termination of employment; (iv) providing for the issuance of Common Stock equivalents; (v) establishing a stock-for-fees program for nonemployee Directors; (vi) amending the stockholder approval requirements; and (vii) certain other minor changes.

  If stockholders approve the Amended Equity Plan, all employee awards granted on or after May 22, 1997, will be granted under the terms of the Amended Equity Plan.

SUMMARY OF THE AMENDED EQUITY PLAN

  A general description of the basic features of the Amended Equity Plan is outlined below:

  Purpose. The purpose of the Amended Equity Plan is to direct the attention and efforts of participating employees, Directors and consultants to the achievement of long-term performance objectives of the Company. The Amended Equity Plan is designed to retain, reward and motivate participating employees, Directors and consultants by providing an opportunity for equity investment in the Company.

  Types of Awards. Under the Amended Equity Plan, the Board or Committee (as defined below) may grant, from time to time, to participating employees, Directors and consultants selected by the Committee: (i) stock options to purchase Common Stock to employees that satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as it may be amended (the "Code"), relating to incentive stock options ("Incentive Stock Options"); (ii) stock options to purchase Common Stock that do not satisfy such requirements of the Code relating to incentive stock options ("Non-Qualified Options") (Incentive Stock Options and Non-Qualified Options are referred to collectively as "Stock Options"); (iii) awards of Common Stock that are subject to certain vesting conditions or restrictions on transferability that lapse after specified employment periods or the attainment of performance objectives established by the Committee ("Restricted Stock Awards"); (iv) stock appreciation rights in connection with shares of Common Stock subject to any Stock Option ("Stock Appreciation Rights"); (v) awards of Common Stock and Common Stock equivalents under the Management by Objective ("MBO") plan ("MBO Payments"); (vi) Common Stock that is not subject to restrictions on transferability; (vii) Common Stock equivalents that are subject to restrictions on transferability that generally lapse upon termination of service; and (viii) other types of stock-based incentive compensation awards established from time to time by the Board in accordance with the provisions of the Amended Equity Plan.

  Administration. The Amended Equity Plan may be administered by the Board or a committee of the Board (the "Committee"). Currently, the Human Resources and Compensation Committee of the Board administers this plan. Awards made to officers or Directors of the Company will be administered by the Board or a committee designated by the Board, as may be permitted under applicable laws, including without limitation, the Code and Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Amended Equity Plan vests broad powers in the Committee to administer and interpret the Amended Equity Plan, including the authority to select the Participants (as defined below) from employees, Directors and consultants, determine the extent of MBO Payments, determine the amount of the grants to the Participants, prescribe terms and conditions not otherwise specified by the Amended Equity Plan for each grant or award under the Amended Equity Plan, and amend or modify such terms and conditions, including reducing the exercise price to the then current fair market value, accelerating vesting and waiving forfeiture restrictions.

  Eligibility. The Committee may grant Stock Options, Restricted Stock Awards, Stock Appreciation Rights, MBO Payments, and other awards of Common Stock and Common Stock equivalents to employees, including officers, nonemployee Directors ("Outside Directors"), and consultants of the Company or any parent or subsidiary, in each case, who, in the judgment of the Committee, are performing, or are expected to perform during the term of their incentive arrangement, vital services in the management, operation and development of the Company or any parent or subsidiary, and who are contributing, or are expected to contribute, significantly to the achievement of long-term corporate economic objectives ("Eligible Participants"). The Committee will select from among Eligible Participants the individuals who will receive grants of Stock Options, Restricted Stock Awards, Stock Appreciation Rights, MBO Payments or other awards of Common Stock and Common Stock equivalents under the Amended Equity Plan (the "Participants"). The determination of Eligible Participants and the selection of Participants are discretionary. Therefore, it is not possible to determine the number of Eligible Participants. As of the Record Date, the Company had approximately 8,300 employees and ten nonemployee Directors. As of the date of this Proxy Statement, there have been no determinations by the Board with respect to awards to consultants.

  Amendment and Termination. The Amended Equity Plan may be amended or discontinued by the Board at any time, unless stockholder approval is required or desirable under applicable law or regulation, including federal and state corporate laws, securities laws, tax laws and rules of the New York Stock Exchange. However, such action may not adversely affect the rights or obligations of Participants under outstanding awards without the Participant's consent.

  Term of Plan. The Amended Equity Plan will terminate on March 7, 2005, unless terminated by the Board before that date. Stock Options, Restricted Stock Awards, Stock Appreciation Rights and other Common Stock awards outstanding on the date of the termination will continue to remain outstanding in accordance with their respective terms.

  Stock Subject to the Plan. Under the Amended Equity Plan, shares of Common Stock may be issued in connection with MBO Payments, Restricted Stock Awards, Stock Options, Stock Appreciation Rights, or other awards of Common Stock or Common Stock equivalents. In 1995, a total of 2,200,000 shares of Common Stock was initially reserved for issuance under the Equity Plan. The Amended Equity Plan reserves an additional 2,200,000 shares of Common Stock for issuance, increasing the total number of shares reserved for issuance to 4,400,000 shares.

  The maximum number of shares of Common Stock reserved for issuance under the Amended Equity Plan may be increased by approval of the Board and (if required) the stockholders of the Company. Shares of Common Stock that are issued upon the exercise of Stock Options or Stock Appreciation Rights, as Restricted Stock Awards or MBO Payments, or under other Common Stock or Common Stock equivalents awards, will be applied to reduce the maximum number of shares available for issuance under the Amended Equity Plan. Shares of Common Stock subject to Stock Options, Stock Appreciation Rights, Restricted Stock Awards or other awards of Common Stock or Common Stock equivalents that terminate unexercised or are forfeited will generally become available for future grants under the Amended Equity Plan.

  Adjustments upon Changes in Capitalization. In the event any change, such as a stock split or dividend, is made in the Company's capitalization, which change results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, the number of shares reserved for issuance under the Amended Equity Plan and the exercise price of each outstanding Stock Option and Stock Appreciation Right will be adjusted. In the event of a proposed dissolution or liquidation of the Company, all outstanding, unexercised Stock Options and Stock Appreciation Rights will terminate immediately prior to the consummation of such proposed action and Common Stock equivalents will convert into shares of Common Stock. The Committee may accelerate the exercisability of Stock Options or Stock Appreciation Rights in such event and may set a fixed date on which all outstanding awards under the Amended Equity Plan will terminate.

  Reorganization of Company. In the event the Company is merged or consolidated with another corporation, or if all or substantially all of the assets are acquired by any other corporation or business entity, each outstanding Stock Option, Stock Appreciation Right and Common Stock equivalent may be assumed or substituted by the successor corporation. The Committee may, in lieu of such assumption or substitution of Stock Options and Stock Appreciation Rights, accelerate the exercise dates and provide for a 30-day exercise period after which they shall terminate, and make Common Stock equivalents convertible into shares of Common Stock.

  Tender Offers and Acquisitions. If any person or entity (other than the Company or an entity affiliated with the Company) makes a tender offer or exchange offer for all or any part of the Common Stock or other capital shares of the Company and purchases part of the Common Stock or other capital shares tendered to it, and the Board opposes or does not affirmatively recommend acceptance of the tender offer or exchange offer, then: (i) all Stock Options with respect to which no Stock Appreciation Rights have been granted, and all Stock Options with respect to which Stock Appreciation Rights have been granted that have been outstanding for at least six months, shall become immediately exercisable; (ii) all restrictions with respect to outstanding Restricted Stock Awards will immediately lapse; and (iii) all Common Stock equivalents will convert into shares of Common Stock as of the date determined by the Committee.

  Fair Market Value. The fair market value of a share of Common Stock is determined by the Committee and is equal to the price of a share of Common Stock as published in The Wall Street Journal as the closing price for the last trading day prior to the date of grant. The price published in The Wall Street Journal as the closing price on the New York Stock Exchange for April 4, 1997, the last full day of trading prior to the Record Date, was $42.75 per share.

  Stock Options. The Committee may grant either Incentive Stock Options or Non-Qualified Options to Participants, except that only employees may be granted Incentive Stock Options. The Committee may grant both an Incentive Stock Option and a Non-Qualified Option to a Participant, in tandem or on different dates. Incentive Stock Options are subject to limitations under the Code restricting the aggregate dollar value exercisable during a calendar year by a Participant. The terms and conditions of Stock Options set forth in the Amended Equity Plan are described generally below.

    (1) Exercise Price. The exercise price for an Incentive Stock Option will not be less than 100% of the fair market value of the Common Stock on the date of grant. Incentive Stock Options granted to a Participant who owns stock having 10% or more of the combined voting power of all classes of stock of the Company or of any parent or subsidiary must have an exercise price equal to at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price for a Non-Qualified Option may be determined by the Committee, but in no event will the exercise price be less than 85% of the fair market value of the Common Stock on the date of grant.

    (2) Term and Exercisability. The term of Stock Options will be fixed by the Committee, but will not exceed ten years from the date of grant. A Stock Option may be exercisable immediately, or may become exercisable in installments during its term, as may be determined by the Committee, except that no Stock Option with respect to which Stock Appreciation Rights have been granted may be exercised during the six-month period immediately following the date of grant.

    (3) Manner of Exercise and Purchase. A Stock Option may be exercised by delivering a notice of exercise to the Secretary of the Company, at the Company's principal office in Louisville, Colorado, and paying the full amount of the exercise price. The exercise price may be paid: (i) in cash or by check; (ii) in shares of Common Stock having an aggregate fair market value on the date of exercise equal to the payment required; (iii) by delivering irrevocable instructions to a broker to deliver to the Company the appropriate amount of proceeds of the sale or loan of shares exercisable (a "cashless exercise"); (iv) by delivering irrevocable instructions to a broker or other third party acceptable to the Company to hold the shares being exercised as collateral for a loan to the Participant in an amount equal to the payment required; (v) by reducing an amount of any Company liability owed to the Participant; (vi) any combination of the foregoing methods of payment; or
(vii) in such other form of consideration and method of payment to the extent permitted by applicable laws, rules and regulations and the Stock Option agreement.

    (4) Tax Withholding. Upon exercising a Stock Option, a Participant must also pay the Company any amount the Company is required to collect for tax withholding or other purposes. The Committee may, in its sole discretion, grant the Participant the right to elect to pay all or a portion of any required tax withholding by transferring to the Company, or by having the Company withhold shares issuable upon exercise of the Stock Option, shares of Common Stock having a fair market value on the date the amount of withholding is determined equal to the amount of required withholding.

    (5) Incentive Stock Option Value Limitation. The aggregate fair market value (determined on the date of grant) of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any calendar year (under the Amended Equity Plan or other plans of the Company, its parent or subsidiaries) may not exceed $100,000.

    (6) Notice of Sale of Incentive Stock Option Stock. In the event that any Participant makes a disqualifying disposition of any Common Stock acquired upon exercise of an Incentive Stock Option (see "--Federal Income Tax Consequences" below), the Participant must send written notice to the Company indicating the date of such disposition, the number of shares disposed of, the amount of proceeds received from the disposition, and any other information relating to the disposition that the Company may reasonably request, and must make appropriate arrangements with the Company for any required tax or other withholding.

    (7) Stockholder Rights. A Participant does not have any rights of a stockholder with respect to any shares of Common Stock covered by a Stock Option until the Participant has exercised the Stock Option, paid the full amount of the exercise price, and become the recordholder of the shares.

    (8) Effect of Termination on Stock Options. The Committee may specify the effect of the termination of service on Stock Options in the option agreement between the Company and the Participant. Generally, Stock Options granted under the Amended Equity Plan will terminate according to the following guidelines: (i) Incentive Stock Options remain exercisable for 90 days following the Participant's termination date, but the Incentive Stock Option agreement may provide that the option will convert into a Non-Qualified Option on the 91st day following termination date; (ii) if termination is due to death or if the Participant dies within three months following his or her termination, and the Participant was a long-term employee, Stock Options may be exercised, to the extent vested, through the expiration date; (iii) if a Participant becomes disabled while employed by the Company, and the Participant was a long-term employee, Stock Options may be exercised, to the extent vested, through the expiration date; (iv) if termination is due to a reduction in force, the Stock Option may be exercised, to the extent vested, for six months following the termination date; (v) if a Participant retires, the Stock Option may be exercised, to the extent vested, through the expiration date; (vi) if a Participant is terminated for "cause" or if the Participant is in material breach of any legal obligations to the Company, the Stock Options will terminate on the date of termination of employment; (vii) if a Participant's service terminates for any reason other than listed in items (ii) through (vi), the Stock Option may be exercised, to the extent vested, for a period of 90 days after such termination. For purposes of the Amended Equity Plan, "cause" is defined as performance or conduct problems resulting in discharge of service from the Company. In no event will the post-termination exercise period extend beyond the original expiration date of the Stock Option.

    (9) Transferability. Except as may otherwise be specified by the Committee, no right or interest of any Participant in a Stock Option granted under the Amended Equity Plan is assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily. In the event of a Participant's death, his or her rights and interests in any Stock Option will be transferable by testamentary will or the laws of descent and distribution, and exercise of any such Stock Option may be made, until such Stock Option terminates, by the Participant's legal representatives, heirs and legatees. If permitted by applicable laws, the Committee may permit the transfer of Stock Options either generally or under specified circumstances.

  Restricted Stock. The Committee may grant Restricted Stock Awards in shares of Common Stock to Participants and require the Participant to pay an amount equal to the par value of the shares of Common Stock that are the subject of the Restricted Stock Award. The terms and conditions of the Restricted Stock Award agreement are described below. In addition, such agreement may contain other terms and conditions, not inconsistent with the Amended Equity Plan, as the Committee deems advisable.

    (1) Restrictions. Restricted Stock Awards are subject to forfeiture restrictions, as follows: (i) for the period of time set by the Committee; and/or (ii) until performance goals established by the Committee at the time of grant are satisfied. During this period, the Participant may not assign or transfer the shares, either voluntarily or involuntarily. The Committee may require that a legend be placed on the stock certificates representing the shares of restricted stock and may require that the stock certificates be held in escrow.

    (2) Termination of Service. If, prior to the expiration or satisfaction of any period of service requirements and/or performance requirements, the Participant ceases to provide services to the Company for any reason, other than death or disability, the Company will have the right to repurchase the shares subject to the Restricted Stock Award for the price paid by the Participant for the shares. In the event the Participant dies or becomes disabled (as defined in Section 22(e)(3) of the Code), the Restricted Stock Award will become fully vested and nonforfeitable.

    (3) Stockholder Rights. A recipient of a Restricted Stock Award will have all the rights of a holder of shares of Common Stock with respect to the shares subject to the award upon becoming the holder of record. These rights are subject to restrictions on transferability and the right of the Company to hold the shares in escrow. All rights as a holder of shares of Common Stock will cease upon a forfeiture of the shares.

  Stock Appreciation Rights. A Stock Appreciation Right is the right to receive a payment from the Company equal to the difference between the fair market value of one or more shares of Common Stock subject to a Stock Option and the exercise price of such shares under the terms of the Stock Option. The Committee may grant a Stock Appreciation Right to a Participant in connection with all or any portion of the shares of Common Stock subject to a Stock Option. A Stock Appreciation Right with respect to an Incentive Stock Option must be granted at the time of the Stock Option grant. A Stock Appreciation Right with respect to a Non-Qualified Option may be granted either at the time the option is granted or at a later time during the term of the option. A Stock Appreciation Right will have a term equal to the initial term or remaining term, as the case may be, of the related Stock Option. A Stock Appreciation Right will be subject to the terms and conditions set forth below.

    (1) Manner of Exercise. A Stock Appreciation Right is exercisable, in whole or in part, at any time that the related Stock Option is exercisable, except that a Stock Appreciation Right is not exercisable for six months following its date of grant. A Stock Appreciation Right may be exercised by giving notice and paying any applicable tax withholding amounts in the same manner permitted by the related Stock Option.

  Upon exercising a Stock Appreciation Right, a Participant will receive from the Company the amount equal to the excess of the fair market value of the shares of Common Stock as to which the Stock Appreciation Right is exercised over the exercise price for the related Stock Option, and the related Stock Option will terminate with respect to such shares. Conversely, upon exercising a Stock Option, the related Stock Appreciation Right will terminate with respect to the shares purchased.

    (2) Form of Payment. The Committee may determine the form in which the Company will pay the value of an exercised Stock Appreciation Right (i.e., cash, Common Stock, or any combination thereof) or consent to or disapprove the election of a Participant to receive cash in full or partial payment of the value of a Stock Appreciation Right.

    (3) Termination of Stock Appreciation Rights. A Stock Appreciation Right will terminate at the same time and under the same circumstances that the related Stock Option terminates.

    (4) Transferability. Stock Appreciation Rights are subject to the same transferability restrictions relating to the Stock Option.

  MBO Plan. Under the MBO plan, Participants selected by the Committee may receive incentive compensation payments upon the attainment of pre-established performance goals. The Committee may elect to pay all or a portion of the MBO Payment in cash, shares of Common Stock or Common Stock equivalents.

  Director Stock and Common Stock Equivalents. Under the Amended Equity Plan, nonemployee Directors may elect to receive all or a portion of their annual retainer and meeting fees in shares of Common Stock or Common Stock equivalents. The number of shares of Common Stock or Common Stock equivalents will be determined by dividing (i) the dollar amount of the portion of the retainer and meeting fees for the fiscal period that is to be paid in shares of Common Stock or Common Stock equivalents by (ii) the fair market value of one share of Common Stock as of the last day of such fiscal period, rounded up to the next full number of shares. The annual retainer period begins on the date of the Annual Meeting of Stockholders of the Company and will end on the day immediately preceding the next Annual Meeting.

  If the Company pays a cash dividend with respect to the Company's Common Stock at any time while Common Stock equivalents are outstanding, the Director will be credited additional Common Stock equivalents in an amount equal to (i) the cash dividend the Director would have received had he or she actually owned the Common Stock credited to his or her account divided by (ii) the fair market value of one share of the Company's Common Stock on the dividend payment date. Fractional shares will be paid in cash.

  Upon the termination of the nonemployee Director's service or, if authorized by the Committee, at such other time as specified by the Director at the time of his or her election, the Company will deliver to the Director a number of shares of Common Stock equal to the whole number of Common Stock equivalents held by the Director. Until certificates representing actual shares of Common Stock are delivered, a Director who holds Common Stock equivalents will not be entitled to any voting or other stockholder rights with respect to the Common Stock equivalents.

  Other Common Stock Awards. The Board, in its sole discretion, may establish other incentive compensation arrangements under the Amended Equity Plan pursuant to which Participants may acquire shares of Common Stock or Common Stock Equivalents.

  Federal Income Tax Consequences. The following description of federal income tax consequences is based upon current statutes, regulations and interpretations. The description does not include foreign, state or local income tax consequences.

    (1) Incentive Stock Options. The Participant and the Company do not incur any federal income tax as a result of the grant of an Incentive Stock Option under the Amended Equity Plan. The exercise of an Incentive Stock Option will not result in any federal income tax consequences to the Company or the Participant, except that an amount generally measured as the excess of the fair market value of the shares acquired upon exercise of the Incentive Stock Option, determined at the time of exercise over the amount paid for the stock by the Participant, will be an adjustment item for alternative minimum tax purposes.

  In the event of a disposition of stock acquired upon the exercise of an Incentive Stock Option, the federal income tax consequences depend upon how long the Participant has held the shares. If the Participant does not dispose of the shares for a period of two years following the date of grant, or for a period of one year following the date of exercise, then the Participant will only recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between
(i) the amount realized on the disposition of the shares and (ii) the exercise price at which shares were acquired. The Company is not entitled to any compensation expense deduction under these circumstances.

  If the Participant does not satisfy each of the foregoing holding-period requirements, the Participant will be required to report as ordinary income, in the year of disposition, an amount generally measured as the excess of (i) the fair market value of the shares at the time of exercise of the Incentive Stock Option or, if lesser, the amount realized on the disposition of such shares, over (ii) the exercise price for the shares. Under these circumstances, the Company will be entitled to a compensation expense deduction in an amount equal to the amount of income that is reported by the Participant. The remainder of the gain recognized on the disposition, if any, will be treated as capital gain to the Participant and will be eligible for long-term capital gain treatment if the disposition occurs more than one year after the shares were acquired.

    (2) Non-Qualified Options. A Participant who receives a Non-Qualified Option will not recognize any taxable income at the time of grant. Upon exercise of the Non-Qualified Option, a Participant will recognize ordinary income generally measured as the difference between (i) the fair market value of the shares at the time of exercise of the Non-Qualified Option and (ii) the exercise price for the shares. A different date for measuring ordinary income upon exercise of a Non-Qualified Option may apply in the case of Participants who are officers, directors or greater-than-10% stockholders of the Company. In the case of Participants who are employees of the Company, any ordinary income so recognized will be considered wages subject to applicable tax withholding.

  In general, the Company will be entitled to a compensation expense deduction in connection with the exercise of a Non-Qualified Option for any amounts included by a Participant as ordinary income.

    (3) Stock Appreciation Rights. A Participant who receives a Stock Appreciation Right will not recognize any taxable income at the time of the grant. Upon the exercise of a Stock Appreciation Right, the Participant will realize compensation income at that time and in the amount of the sum of cash and the fair market value of any shares of Common Stock received by the Participant. In general, the Company will be entitled to a compensation expense deduction for any amounts included by a Participant as ordinary income in connection with a Stock Appreciation Right. Upon the sale of any shares of Common Stock acquired upon exercise of a Stock Appreciation Right, a Participant will realize a capital gain or loss based upon the difference between the amount realized by the Participant upon such sale and the amount previously included in the Participant's ordinary income upon exercise of the Stock Appreciation Right, which gain will be short-term or long-term depending on the holding period, and the Company will receive no further deduction.

    (4) Restricted Stock Awards. Upon receipt of a Restricted Stock Award, a Participant may file an election under Section 83(b) of the Code within 30 days after receipt to include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt (determined as if the shares were not subject to any risk of forfeiture), less any consideration paid for the shares. If the Section 83(b) election is made, any income recognized by a Participant who is also an employee of the Company will be considered wages subject to applicable tax withholding. In addition, the Participant will not recognize any additional income when the restrictions on shares issued in connection with the Restricted Stock Award lapse. At the time any such shares are sold or disposed of, a Participant will realize a long-term or short-term capital gain or loss, depending upon the time lapsed between receipt of the Restricted Stock Award and sale or disposition.

  A Participant who does not make the Section 83(b) election at the time a Restricted Stock Award is received will recognize ordinary income on the "Includability Date" in an amount generally measured as the difference between the then fair market value of the shares freed of restrictions. The Includability Date generally will be the date of the lapse of the restrictions and the consideration, if any, paid for the shares. At the time of a subsequent sale or disposition of any shares of Common Stock issued in connection with a Restricted Stock

Award as to which of the restrictions have lapsed, a Participant will realize a long-term or short-term capital gain or loss, depending upon the length of time between the date the restriction lapsed and the date of sale or disposition.

  In general, the Company will be entitled to a compensation expense deduction for any amounts included by a Participant as ordinary income as the result of a receipt of a Restricted Stock Award.

    (5) MBO Payments. A Participant who receives an MBO Payment under the Amended Equity Plan in the form of shares of Common Stock will generally recognize ordinary income at that time in an amount equal to the then fair market value of the shares. Any income recognized by a Participant who is also an employee of the Company will be considered wages subject to applicable tax withholding. In general, the Company will be entitled to a compensation expense deduction for any amounts included by the Participant as ordinary income at the time the Participant is taxed at ordinary income rates. Upon the sale of any shares of Common Stock acquired as an MBO Payment under the Amended Equity Plan, a Participant will realize a gain or loss based upon the difference between the amounts realized by the Participant upon such sale, and the amount previously included in the Participant's ordinary income in connection with the shares, which gain will be short-term or long-term depending on the holding period, and the Company will receive no further deduction.

    (6) Common Stock Equivalents. A Participant who elects to receive Common Stock equivalents will recognize compensation income at the time shares of Common Stock credited to the Participant's account are distributed to the Participant, in an amount equal to the then fair market value of the distributed shares. In the case of a Participant who is also an employee of the Company, such income will be treated as wages for tax withholding purposes. At the time of a subsequent sale of the shares, the Participant will recognize a long-term or short-term capital gain or loss, depending upon the length of time between the date the shares were taxed to the Participant and the date of sale. In general, the Company will be entitled to a compensation expense deduction for any amounts included by a Participant as ordinary income as the result of a receipt of shares at the time the Participant is taxed.

    (7) Section 162(m) Limits. In order for compensation in excess of $1 million realized by any of the Named Executive Officers to be deductible by the Company, IRS regulations require any option plan to state the maximum number of shares subject to options and stock appreciation rights that can be granted during a fiscal year to any one individual. The Amended Equity Plan has a limit of 500,000 shares subject to Stock Options and Stock Appreciation Rights that can be granted to any one individual per fiscal year of the Company.

PARTICIPATION IN THE AMENDED EQUITY PLAN

  Future grants of Stock Options, Restricted Stock Awards, Stock Appreciation Rights, MBO Payments, and other Common Stock awards and Common Stock equivalents under the Amended Equity Plan to employees, Directors and consultants are subject to the discretion of the Committee, except for the election by certain nonemployee Directors to receive Common Stock or Common Stock equivalents in lieu of all or a portion of their annual cash retainer. Set forth below is information with respect to the grant of awards under the 1995 Equity Participation Plan, consisting solely of Stock Options, to the Named Executive Officers, to all current Executive Officers as a group and to all other employees as a group during fiscal 1996. As of the Record Date, no awards had been granted to nonemployee Directors under the 1995 Equity Participation Plan.

                             AMENDED PLAN BENEFITS
                        1995 EQUITY PARTICIPATION PLAN

                                             NUMBER OF SHARES
            NAME OF INDIVIDUAL                  SUBJECT TO
         OR IDENTITY OF GROUP AND                 OPTIONS     AGGREGATE EXERCISE
                 POSITION                       GRANTED(#)         PRICE($)
         ------------------------            ---------------- ------------------
David E. Weiss.............................      304,484         $11,236,224
Chairman of the Board, President and CEO
L. Thomas Gooch............................       13,808             669,688
Executive Vice President and General Man-
ager of Network Systems
John V. Williams...........................       15,817             767,124
Executive Vice President of Worldwide Field
Operations
David E. Lacey.............................       49,060           1,885,035
Executive Vice President and Chief Finan-
cial Officer
W. Russell Wayman..........................        6,627             321,410
Corporate Vice President, General Counsel
and Secretary
Ryal R. Poppa..............................          -0-                 -0-
Former Chairman of the Board, President and
CEO
All current executive officers as a group        389,796          14,879,481
(5 persons)................................
All other employees as a group.............      228,929          10,872,257

--------

VOTE REQUIRED

  Approval of the amendments to the 1995 Equity Participation Plan requires the affirmative vote of a majority of the Votes Cast. See "PROCEDURAL MATTERS--Quorum; Abstentions; Broker Non-Votes" above. Proxies received by the Company will be voted "FOR" this proposal unless a contrary vote is specified.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENTS TO THE 1995 EQUITY PARTICIPATION PLAN.

              PROPOSAL 3--RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The firm of Price Waterhouse LLP ("Price Waterhouse") served as the Company's auditors for the year ended December 27, 1996, and has been engaged by the Audit Committee to serve as auditors for the fiscal year ending December 26, 1997.

  As described in the Company's Current Report on Form 8-K dated as of April 3, 1995, and amended by Forms 8-K/A dated April 7, 1995, and April 12, 1995, at a meeting of the Company's Audit Committee held on March 16, 1995, the Audit Committee determined to engage Price Waterhouse as independent accountants for all subsidiaries of the Company for 1995, subject to approval of the stockholders. The stockholders ratified the appointment on May 24, 1995, and on May 30, 1996, at the respective Annual Meetings of Stockholders. As a result, the Company's former subsidiary, Network Systems Corporation, disengaged the accounting firm of Ernst & Young LLP ("Ernst & Young") and retained the accounting firm of Price Waterhouse, which had been auditing the Company and all subsidiaries except Network Systems Corporation. Price Waterhouse had expressed reliance upon Ernst & Young's report in its report on the consolidated financial statements of the Company for the years ended December 30, 1994, and December 31, 1993. Ernst & Young's report on the financial statements for 1994 and 1993 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty or audit scope. Additionally, there were no report modifications for accounting principles in the years ended December 30, 1994, and December 31, 1993.

  The Board of Directors requests that stockholders ratify the engagement of Price Waterhouse for fiscal year 1997. A representative of Price Waterhouse is expected to be present at the Annual Meeting and available to respond to appropriate questions and, although Price Waterhouse has indicated that no statement will be made, an opportunity for a statement will be provided. In the event the proposal to ratify the selection of Price Waterhouse is defeated, the adverse vote will be considered as a recommendation to the Board of Directors to select other independent auditors for the next year. However, because of the expense and difficulty in changing independent auditors after the beginning of the year, the Board of Directors intends to allow the appointment for 1997 to stand unless the Board of Directors finds other reasons for making a change. Even if the selection is ratified, the Board of Directors, in its discretion, may select a new independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS.

                       PROPOSAL 4--STOCKHOLDER PROPOSAL

  StorageTek receives many suggestions from stockholders, some as formal stockholder proposals. All are given careful attention by the Company, and management has adopted a number of suggestions made.

  Management of the Company disagrees strongly with the adoption of the resolution proposed below and asks stockholders to read through Management's response, which follows the stockholder's proposal.

  The author and proponent of the following stockholder resolution, Seymour Licht, P.E., P.O. Box 4383, Scottsdale, Arizona 85261, has required the Company to present the following proposal at the Annual Meeting of Stockholders. The proponent owns 413 shares of the Company's Common Stock as of the Record Date. Dr. Licht's proposal is quoted verbatim below:

STOCKHOLDER RESOLUTION

  "The stockholders request/recommend that the Board of Directors take the necessary steps, such as to modify the Corporation By-laws and or its Certificate of Incorporation so as to implement the following action to become effective at the 1998 annual stockholder meeting of Storagetek and each subsequent annual meeting.

  As a condition to be elected to or appointed to the Board of the Directors of Storagetek (the "Board") each candidate is required to be the owner, including joint ownership with spouse or any family member, of a minimum of 2,000 shares of Storagetek's common stock (the "Stock"). [1] Ownership of securities of different classes of Stock issued by Storagetek may be aggregated; [2] ownership of securities underlying derivative instruments would also be used to determine whether the minimum ownership of 2,000 shares is met; [3] ownership of the securities can be actual and or beneficial ownership. If at the time of election/appointment to the Board said individual does not own the required number of shares then said individual will acquire by purchasing in the open market (or may purchase from Storagetek at fair market value on the date of purchase) sufficient number of additional shares so as to own a minimum of 2,000 shares of Stock. Such purchase is expected to be made within 45 days from the date of election or appointment to the Board. Said individual is to maintain ownership of a minimum of 2,000 shares of Storagetek's Stock for as long as they maintain their position as a director of Storagetek.

  This requirement that a Board member must own a minimum of 2,000 shares of stock of Storagetek within 45 days of his or her date of election/appointment only applies to nominees/appointments for Directors at meetings subsequent to the 1997 annual meeting and will not affect the unexpired terms of existing Directors."

PROPONENT'S STATEMENT IN SUPPORT OF RESOLUTION

  "It is the proponent's opinion that a person with a significant investment in a corporation has a strong, undivided and lasting interest in the well being of said corporation. This process is motivated in two (2) ways:

     (i) If the price of the stock rises the Directors and Stockholders both do well.

    (ii) The director dose [sic] not want to see his or her investment shrink.

  Simply, Directors without at least ownership of 2,000 shares of the corporation for which they serve as a director lack the motivation to be a director. The demanding, competitive environment that we have today requires that Directors have a strong, undivided and lasting interest in the corporation that they serve as opposed to it being just a job. A Director of Storagetek should be a stockholder of the corporation that they represent. Consequently they should be required to own a minimum of 2,000 shares of Common Stock of the said corporation for as long as he or she serves as a Director. It is only natural for the decision makers to reap what they have sown--good or bad--and further to pay the price if it is bad just like all of the other stockholder [sic] are required to do."

MANAGEMENT'S RESPONSE

  Management of StorageTek believes that this stockholder proposal is unnecessary and moot as a result of the recent action taken by the Board of Directors.

  After receiving the proponent's proposal, the Board of Directors undertook to implement a guideline that, in Management's opinion, incorporates the basic substance of the proposal, namely that Directors should generally acquire and hold shares of the Company's stock. On February 20, 1997, the Board of Directors adopted a guideline (the "Guideline") that requires Directors of the Company to purchase and maintain a predefined number of shares of the Company's stock. The language of the Guideline is as follows:

  "The Board believes that each outside director should beneficially own at least 2,500 shares of the Company's Common Stock, or stock equivalents, as soon as practicable, but in any event within five years of their initial election to the Board, and should own at least 1,000 shares within two years from the date of their initial election. Individuals currently serving on the Board should achieve this target within two years from the date these guidelines are approved, but should own at least 1,000 shares within one year from the date these guidelines are approved."

  Management believes that the recent action of the Board of Directors obviates any need for the stockholder's proposal. First, the Guideline sets a higher minimum share purchase requirement for Directors than does the stockholder's proposal. Second, concurrent with adopting the Guideline, the Board also approved an amendment to the Director compensation policy to ensure that the Guideline is fully implemented. The amended compensation policy provides that Directors will receive at least 50% of their annual retainer in the form of equity until the Director has satisfied the minimum ownership threshold set forth in the Guideline, after which the Director may elect to continue to receive all or a portion of their retainer in the form of stock in lieu of cash compensation. The amended Director compensation policy is proposed to be implemented through an amendment to the Company's 1995 Equity Participation Plan, which is subject to stockholder approval at the Annual Meeting (see "Proposal 2", above).

  Management believes that the policy suggested by the proponent has already been considered and largely implemented by the Board of Directors and that any further action by the stockholders is unnecessary. Indeed, when the Board considered this matter it focused on whether the Guideline should be a mandatory qualification for election or appointment to the Board, and what the appropriate period of time should be within which the targeted ownership level should be achieved. The Board did not adopt a mandatory qualification because it believes that there may be excellent candidates for Board membership in the future who may not have the financial ability to invest immediately the amount required by the Guideline in shares of the Company's stock. For example, using the closing price of the Company's stock on the New York Stock Exchange for April 4, 1997, the last full day of trading prior to the Record Date, the investment required to acquire 2,500 shares would be approximately $106,875. The Board believes that it is not in the best interests of the stockholders to exclude from consideration a potential, desirable candidate solely because of the candidate's personal financial position. The Board also believes that the substantial stock option position which each Director acquires as a result of serving on the Board will assure that there is significant alignment with the interests of the stockholders even in those instances where an immediate, direct investment in the Company's stock would create a financial hardship. The other difference between the proposal and the Guideline is the time period within which the stock is to be acquired. The Board concluded that requiring a Director to attain a level of stock ownership in the Company's stock within a short period might cause a financial hardship and could tend to eliminate otherwise highly qualified candidates. The universe of individuals who are available to serve on the Board, who are willing to put in the requisite time and attention, and who have the experience and history of accomplishment which make them superior candidates is limited. The Board is dedicated to finding highly qualified, committed individuals to serve on the Board. The Board believes that the Guideline furthers this objective and that the proponent's proposal would frustrate this objective.

MANAGEMENT'S RECOMMENDATION AND VOTE REQUIRED

  The affirmative vote of the majority of the Votes Cast will be required under Delaware law to approve the above stockholder proposal.

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE ABOVE PROPOSAL.

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation earned during the last three fiscal years by the Chief Executive Officer ("CEO") and each of the other four most highly compensated executive officers of the Company (based on 1996 salary plus bonus), who were serving as such at December 27, 1996, the Company's fiscal year-end, and the former CEO, who retired as a Director and executive officer on May 23, 1996 (collectively, the "Named Executive Officers").

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                           ANNUAL COMPENSATION                       AWARDS
                               --------------------------------------------- -----------------------
          NAME
          AND                                                   OTHER         RESTRICTED  SECURITIES          ALL
       PRINCIPAL                                                ANNUAL          STOCK     UNDERLYING         OTHER
        POSITION          YEAR SALARY($)(1) BONUS($)(1)   COMPENSATION($)(2) AWARDS($)(3) OPTIONS(#) COMPENSATION($)(4)(5)
       ---------          ---- ------------ -----------   ------------------ ------------ ---------- ---------------------
DAVID E. WEISS            1996   $497,116    $834,900(6)       $81,265              -0-    304,484          $39,722
Chairman of the Board,    1995    333,943         -0-              --          $296,348     71,269            9,758
President and CEO         1994    220,230      35,000              --               -0-     13,416            5,520
L. THOMAS GOOCH           1996    262,000     262,000           73,792              -0-     13,808           25,229
Executive Vice President  1995    255,539         -0-              --           182,673     26,048           15,043
and General Manager of    1994    237,500      50,000              --               -0-     14,582            8,894
Network Systems
DAVID E. LACEY            1996    238,077     293,250(6)           --               -0-     49,060           19,267
Executive Vice President  1995    169,342         -0-              --           149,909     21,376            5,329
and Chief Financial Of-
 ficer                    1994    152,173      15,000              --               -0-      6,666            2,863
W. RUSSELL WAYMAN         1996    209,615     189,000              --               -0-      6,627           17,747
Corporate Vice Presi-
 dent,                    1995    199,424         -0-              --           139,446     11,930            7,689
General Counsel and       1994    175,923      10,000              --               -0-      7,707            4,338
Secretary
JOHN V. WILLIAMS          1996    299,039     300,000          107,935(7)           -0-     15,817           24,692
Executive Vice President  1995    275,001         -0-           71,257(7)       191,738     27,341            4,957
of Worldwide Field        1994    218,673      35,000           68,371(7)           -0-     19,040            4,929
Operations
RYAL R. POPPA             1996    650,001     200,000              --               -0-        -0-          109,947
Former Chairman           1995    650,001         -0-              --               -0-        -0-           73,045
of the Board,             1994    617,500      75,000              --               -0-     62,291           60,248
President and CEO

--------

(1) Salary and bonus are reported in the year earned even if not actually paid until the following year. Any compensation that was deferred at the Named Executive Officer's election is included in the salary or bonus column for the year in which it was earned. All bonuses were awarded under the Company's Management by Objective Program, except for discretionary cash bonuses awarded to Mr. Weiss and Mr. Lacey.

(2) Perquisite amounts are not required to be reported if total perquisites for the Named Executive Officer were not more than the lesser of $50,000 or 10% of the Named Executive Officer's annual salary and bonus. Other Annual Compensation includes: perquisites (if they exceed the reporting threshold) as follows: Mr. Gooch--$32,366 for housing payments, car rental allowance, and personal income tax liabilities associated with relocation expense reimbursements; cash bonuses for fiscal 1996 to cover the personal income tax liabilities associated with the vesting of restricted stock, as follows: Mr. Weiss--$51,000, Mr. Gooch--$31,440 and Mr. Williams--$33,000 (See Note (3) below); and payments made in lieu of relocation expense reimbursements to Mr. Williams (See Note (7) below).

(3) As of December 27, 1996, the aggregate number of restricted shares held by Named Executive Officers and their fair market value (net of purchase price) were as follows: Mr. Weiss--9,618 shares valued at $452,286; Mr. Gooch--18,030 shares valued at $847,861; Mr. Lacey--8,247 shares valued at $387,815; Mr. Wayman--9,887 shares valued at $464,936; Mr. Williams-- 14,854 shares valued at $698,509; and Mr. Poppa--0 shares. The restricted stock awarded in fiscal 1995 (11,442 shares to Mr. Weiss; 7,053 shares to Mr. Gooch; 5,788 to Mr. Lacey; 5,384 shares to Mr. Wayman; and 7,403 shares to Mr. Williams) vests incrementally: 44% of the shares vested on December 14, 1996, another 28% will vest on June 14, 1997, and the remaining 28% will vest on December 14,

    1997, if the executive officer is continuously employed by the Company. Mr. Wayman and Mr. Williams elected to defer the foregoing vesting dates, as follows: the first vesting date occurred on February 24, 1997; the second and third vesting dates will occur on July 30, 1997, and February 24, 1998, respectively. Restricted stock awarded prior to fiscal 1995 vests five years from the date of the award, provided that the executive officer has been continuously employed by the Company during such period; or upon retirement in accordance with the terms of the agreement. The executive officer has all the rights of a stockholder with respect to any shares of restricted stock, including the right to receive dividends, if any, except that the stock and any stock dividends are subject to a right of repurchase by the Company at the original purchase price paid by the executive officer and the shares may not be disposed of until the repurchase right lapses.

(4) Amounts shown for 1996 include: (i) the value of premiums paid by the Company for Executive Group Term Life Insurance on behalf of the Named Executive Officers, as follows: Mr. Weiss--$14,437; Mr. Gooch--$6,689; Mr. Lacey--$5,299; Mr. Wayman--$5,803; Mr. Williams--$8,671; and Mr. Poppa-- $43,494; (ii) above-market interest earned on deferred compensation, as follows: Mr. Weiss--$1,639; Mr. Gooch--$7,065; Mr. Lacey--$1,181; Mr.
    Wayman--$106; Mr. Williams--$195; and, Mr. Poppa--$32,954;
    (iii) contributions by the Company to the 401(k) plan, as follows: Mr. Weiss--$7,290; Mr. Gooch--$7,290; Mr. Lacey--$7,290; Mr. Wayman--$7,290;
    Mr. Williams--$7,290; and Mr. Poppa--$7,290; and (iv) contributions by the Company to the deferred compensation plan, as follows: Mr. Weiss--$16,356; Mr. Gooch--$4,185; Mr. Lacey--$5,497; Mr. Wayman--$4,548; Mr. Williams--
    $8,536; and Mr. Poppa--$26,209.

(5) Amounts shown for 1995 reflect adjustments to include contributions by the Company to the deferred compensation plan.

(6) Amounts reflect MBO bonus payments made pursuant to the Company's MBO Plan, as approved by the stockholders, based upon preestablished performance criteria, and special cash bonuses awarded under a separate discretionary plan, as follows: Mr. Weiss--$108,900; and Mr. Lacey-- $38,250.

(7) Amounts reflect payments of $48,196 in 1996, $55,249 in 1995, and $58,299 in 1994 made in lieu of relocation expense reimbursements provided for in Mr. Williams' offer of employment.

STOCK OPTION GRANTS TABLE

  The following table sets forth information regarding stock options granted to the Named Executive Officers during fiscal 1996.





                                     INDIVIDUAL GRANTS                     POTENTIAL
                         -------------------------------------------    REALIZABLE VALUE
                                      % OF TOTAL                       AT ASSUMED ANNUAL
                         NUMBER OF     OPTIONS                           RATES OF STOCK
                         SECURITIES   GRANTED TO                       PRICE APPRECIATION
                         UNDERLYING   EMPLOYEES  EXERCISE              FOR OPTION TERM(1)
                          OPTIONS     IN FISCAL   PRICE   EXPIRATION ----------------------
          NAME           GRANTED(#)      1996     ($/SH)     DATE      5%($)      10%($)
          ----           ----------   ---------- -------- ---------- ---------- -----------
David E. Weiss..........  250,000(2)     40.4    $34.375   05/22/06  $5,404,563 $13,696,224
                           35,415(3)      5.7     48.500   12/10/06   1,080,207   2,737,456
                           19,069(4)      3.1     48.500   12/10/06     581,631   1,473,967
L. Thomas Gooch.........    8,975(3)      1.5     48.500   12/10/06     273,750     693,736
                            4,833(4)      0.8     48.500   12/10/06     147,413     373,574
David E. Lacey..........   35,000(2)      5.7     34.375   05/22/06     756,639   1,917,471
                            9,139(3)      1.5     48.500   12/10/06     278,752     706,413
                            4,921(4)      0.8     48.500   12/10/06     150,097     380,376
W. Russell Wayman.......    4,308(3)      0.7     48.500   12/10/06     131,400     332,993
                            2,319(4)      0.4     48.500   12/10/06      70,733     179,251
John V. Williams........   10,281(3)      1.7     48.500   12/10/06     313,585     794,685
                            5,536(4)      0.9     48.500   12/10/06     168,856     427,913
Ryal R. Poppa...........      -0-         --         --         --          --          --

                       OPTION GRANTS IN LAST FISCAL YEAR

--------

(1) Potential realizable value is calculated based on an assumption that the price of the Company's Common Stock appreciates at the annual rate shown (5% and 10%), compounded annually, from the date of grant of the option until the end of the option term (10 years). The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. THE 5% AND 10%

    ASSUMED RATES OF APPRECIATION ARE MANDATED BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION AND DO NOT IN ANY WAY REPRESENT THE COMPANY'S ESTIMATE OR PROJECTION OF FUTURE STOCK PRICES. Actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Company's Common Stock, the continued employment of the Named Executive Officer holding the option through its vesting period and the subsequent exercise of the option by the Named Executive Officer.

(2) Mr. Weiss and Mr. Lacey each were awarded performance-based stock options in conjunction with their respective appointments to the positions of President and CEO, and Executive Vice President and Chief Financial Officer. Both grants were priced at 100% of the fair market value on the date of grant and expire 10 years from the date of grant. These options are subject to the terms as described in Note (4) below, except that the options become exercisable as follows: 60% of the shares subject to the options will become exercisable in three equal installments on February 1 in each of 1997, 1998 and 1999, respectively, if financial performance goals are achieved; if the goals are not achieved, the shares will not vest until May 22, 2004; the remaining 40% will become exercisable in equal installments on the first three anniversary dates from the date of the grant. The Compensation Committee determined that the performance goals were achieved in fiscal 1996 and the vesting date for 20% of the shares was accelerated to February 1, 1997.

(3) Standard stock options are granted under the 1995 Equity Participation Plan at an exercise price equal to 100% of fair market value on the date of grant. Options become exercisable in three equal installments on the first three anniversary dates from the date of grant, and expire 10 years from the date of grant. Options generally are exercisable for 90 days after a voluntary termination to the extent vested at that time, but will terminate immediately upon a termination for cause. In the event of a recapitalization, merger, consolidation or reorganization (excluding any reorganization under the U.S. Bankruptcy Code), or sale of all or substantially all of the assets of the Company, the number and kind of shares and exercise price will be adjusted, as appropriate. In the event of a hostile tender offer, the vesting period of all options outstanding will accelerate. Options are not transferable, except upon disability, or upon death by testamentary will or pursuant to the laws of descent and distribution.

(4) Performance-based stock options are granted under the 1995 Equity Participation Plan at an exercise price equal to 100% of fair market value on the date of grant. Performance-based options generally become exercisable on the sixth anniversary of the date of grant, unless accelerated to the first three anniversary dates based on achieving net-after-tax performance goals, and expire 10 years from the date of grant. Performance-based options generally are exercisable for 90 days after a voluntary termination to the extent vested at that time, but will terminate immediately upon a termination for cause. In the event of a recapitalization, merger, consolidation or reorganization (excluding any reorganization under the U.S. Bankruptcy Code), or the sale of all or substantially all of the assets of the Company, the number and kind of shares and exercise price will be adjusted, as appropriate. In the event of a hostile tender offer, the vesting period of all options outstanding will accelerate. Options are not transferable, except upon disability, or upon death by testamentary will or pursuant to the laws of descent and distribution.

STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE

  The following table sets forth information regarding stock options exercised by Named Executive Officers during fiscal 1996 and options held by them at fiscal year-end 1996.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                           SHARES                 OPTIONS AT 12/27/96(#)        12/27/96($)(1)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
          NAME           EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ----------- ----------- ------------- ----------- -------------
David E. Weiss..........      -0-           --     52,659       372,338     $941,350    $4,409,285
L. Thomas Gooch.........    3,000     $  88,500    35,471        49,011      647,013       611,731
David E. Lacey..........      -0-           --     18,870        72,208      366,794       846,626
W. Russell Wayman.......      -0-           --     18,413        23,407      323,524       291,947
John V. Williams........   15,621       258,840    15,536        53,429      244,474       655,488
Ryal R. Poppa(2)........   96,254     1,247,608    40,006        64,458      575,399     1,142,369

--------

(1) Value is calculated by (i) subtracting the exercise price per share from the fiscal year-end market value of $47.125 per share and (ii) multiplying by the number of shares subject to the option. Options that have an exercise price equal to or greater than the fiscal year-end market value are not included in the value calculation.

(2) Mr. Poppa retired from the Company on January 20, 1997. On that date, the 64,458 options reported as outstanding but unexercisable on December 27, 1996, terminated unexercised.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  On June 24, 1996, the Company and Mr. Weiss entered into an employment agreement, which supersedes his December 1995 agreement and expires in May 1999. The agreement provides for annual base compensation of $550,000, subject to adjustment, and participation in the MBO bonus program at a bonus percentage of 70%. For 1997, Mr. Weiss' base compensation has been set at $620,000 and his bonus percentage is 80%. In the event of an involuntary termination without cause, or in the event of death, the agreement provides for a severance payment equal to the greater of (i) his annual base compensation through the end of the employment term, or (ii) 100% of his annual base compensation plus 100% of his then-current bonus percentage for the year of termination (whether or not such bonus would have been otherwise payable). In the event of a change in control followed by voluntary termination within 24 months, Mr. Weiss would receive an amount equal to the greater of two times his annual base salary plus two times 100% of the then-current bonus amount or the amount described above, and his outstanding stock options and restricted stock would become fully vested. Upon termination for cause, compensation would be paid only through the date of termination. The agreement also provides for medical and life insurance, financial services and an automobile allowance.

  On June 24, 1996, the Company and Mr. Lacey entered into an employment agreement that provides for annual base compensation of $255,000, subject to adjustment, and participation in the MBO bonus program at a bonus percentage of 50%. For 1997, Mr. Lacey's base compensation has been set at $280,000. In the event of an involuntary termination without cause, or in the event of his death, the agreement provides for a severance payment equal to his then-current annual base compensation plus 100% of his then-current bonus percentage (whether or not such bonus would have been otherwise payable). In the event of a change in control followed by voluntary termination within 24 months, Mr. Lacey would receive an amount equal to two times his annual base salary plus two times 100% of the then-current bonus amount, and his outstanding stock options and restricted stock would become fully vested. Upon termination for cause, compensation would be paid only through the date of termination. The agreement also provides for medical and life insurance, financial services and an automobile allowance.

  In February 1995, the Company entered into employment agreements with Mr. Gooch, Mr. Wayman and Mr. Williams, which provide for annual base compensation of $250,000, $200,000, and $275,000, respectively, subject to annual adjustment, and participation in the MBO bonus program at a bonus percentage to be determined by the Compensation Committee. For 1996, base compensation for Mr. Gooch, Mr. Wayman and Mr. Williams was set at $262,000, $210,000, and $300,000, respectively. For 1997, base compensation for Mr. Mr. Gooch, Mr. Wayman and Mr. Williams has been set at $275,000, $220,000 and $315,000, respectively. In the event of involuntary termination without cause or in the event of death, each agreement provides for a payment of 100% of the annual base compensation plus 100% of the then-current bonus percentage. In the event of a change in control followed by voluntary termination within 24 months, the agreements each provide for payment of an amount equal to twice their respective base salaries plus two times 100% of the then-current bonus percentage, and all outstanding stock options and restricted stock would become fully vested. No compensation would be paid under the agreements in the event of a termination for cause. Each agreement also provides for medical and life insurance and an automobile allowance.

  In December 1995, the Company and Mr. Gooch amended the February 1995 employment agreement (the "February Agreement") in connection with a two-year assignment to the Company's Network Systems Group. If agreed-upon performance goals are met by Mr. Gooch, on December 1, 1997, he will receive a bonus equal to the sum of one year's salary plus the MBO bonus. During this two-year assignment, Mr. Gooch will receive a housing allowance, a car rental allowance, and a business travel allowance of $20,000 per year. If Mr. Gooch's employment is terminated prior to January 1, 1998, and termination payments are payable under the February Agreement, he will receive one year's salary in addition to any amounts payable under the February Agreement. At the end of this two-year assignment, if no mutually acceptable position is available and, as a result, Mr. Gooch's employment is terminated, he will receive severance benefits in accordance with the February Agreement.

  For purposes of each of the agreements described above, between the Company and Mr. Weiss, Mr. Lacey, Mr. Gooch, Mr. Wayman and Mr. Williams, respectively, a "change in control" is deemed to have occurred in the case of (i) a merger where the Company is not the surviving corporation or where the Company's stockholders as of immediately prior to the merger own 50% or less of the Company after the merger; (ii) sale of all or substantially all of the assets of the Company; or (iii) acquisition of more than 25% of the Company's outstanding voting stock by another person or group. In addition, each of these agreements provides that, in the event that the payments due under the agreement would constitute "parachute payments" within the meaning of Section 280G of the Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, the severance benefits provided for in the agreement will either be delivered in full or will be delivered to such lesser extent as will not result in any such excise tax, whichever results in the greatest amount of after-tax severance benefits to the former employee.

  The Company and Mr. Poppa entered into an agreement on May 23, 1996, concerning the terms of his retirement from the positions as Chairman, President and Chief Executive Officer. Under the terms of the agreement, Mr. Poppa served in an advisory position through January 20, 1997, and was paid annual base compensation of $650,000. Mr. Poppa also was paid an MBO bonus of $200,000, as the Company achieved its fiscal 1996 performance goals. Upon his retirement, Mr. Poppa's outstanding restricted stock vested and he received his vested stock options. Upon his retirement from the Company, Mr. Poppa became entitled to receive deferred compensation and medical and life insurance coverage pursuant to the terms of the Company's existing retirement plans.

  For a discussion of the determination by the Compensation Committee of the salary and bonus amounts for the Named Executive Officers, see "REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE OF THE BOARD ON EXECUTIVE COMPENSATION" below.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires certain persons, including the Company's Directors and Officers, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission. The Company is required to disclose in this Proxy Statement any late or missed filings of those reports during 1996 by its Directors, Officers (as defined in the rules under Section 16 of the Exchange Act) and 10% stockholders. Based upon the Company's review of the reporting forms received by it and written representations from certain persons that no Form 5 reports were required to be filed by those persons, the Company believes that all filing requirements applicable to its Directors, Officers and 10% stockholders were complied with for fiscal 1996.

  The information provided below is expressly excluded from incorporation by reference into any filings under the jurisdiction of the Securities and
                             Exchange Commission.

           REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE
                    OF THE BOARD ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Human Resources and Compensation Committee (the "Compensation Committee"), which is composed entirely of nonemployee Directors. The Compensation Committee consists of Directors Keane (Chair), Albino, Armstrong, Burgin and Lee. As part of its duties, the Compensation Committee reviews compensation levels of management, evaluates the performance of management, and considers management succession and related matters. The Compensation Committee also administers various incentive plans, including retention and long-term incentive plans for all employees, consultants and Directors.

  The compensation philosophy and practices at StorageTek have continued to provide the intended impact during 1996. The Company uses a leveraged package to emphasize "pay for performance", which, together with a package of base pay, benefits and perquisites, is designed to attract and retain key executives.

Compensation Philosophy

  The Company's compensation package for executives is formulated based on three principles. First, compensation should support identified short- and long-term business goals and strategies. Second, compensation levels should be competitive with those of other companies in comparable markets. Finally, the package must provide a tangible link between the expectations of stockholders and executives, and serve as a means to retain key personnel. The components of total compensation are salary, bonus, equity grants and other benefits. Each of these components is valued and together they comprise total compensation value. The mix of the components determines how much emphasis is placed on risk compensation (i.e., bonus and equity) or fixed compensation (i.e., base salary and other benefits) and the Compensation Committee periodically assesses this mix to ensure that the interests of the executive officers are in line with those of the Company's stockholders and customers. To determine industry compensation levels, the Compensation Committee reviews up to three compensation surveys of primarily high-technology computer companies, each with data from 20 or more companies. The Compensation Committee believes the surveyed companies are a close reflection of the companies that comprise the S & P Computer Systems Index.

Total Compensation

  Based upon the surveys of the competitive market and advice developed by an outside compensation consultant, the Compensation Committee reviewed the total compensation of the Chief Executive Officer ("CEO") and the other executive officers in December 1996. The Compensation Committee determined that the CEO's 1996 targeted total annual compensation, as well as that of the other executive officers, would be low for 1997, particularly in the components of base pay and short-term incentive (bonus), given the size, complexity and expected performance of the Company. As a result, the Compensation Committee increased all executive officers' total compensation opportunity in 1996, for implementation in 1997.

  With these changes, the overall plan is designed so that if the Company's performance is lesser or greater than the targets for the at-risk component (bonus), the CEO's total compensation can vary from 29% to 122% of the targeted competitive total compensation. The 29% value occurs when the bonus is not earned and the stock price has not grown. The 122% occurs if the bonus is maximized and the equity actually adds value at the intended (Black-Scholes calculated) potential. Equity may add value greater than that projected by the model. Therefore, the total compensation could be higher than 122% of the competitive target compensation. For that to occur, the stockholders will have benefited from stock price growth exceeding 41%, when measured from the exercise price of the CEO's options. The mix of components for the other Named Executive Officers provides a slightly less leveraged total compensation plan. The value for Named Executive Officers can range from approximately 40% to 120% of the targeted total compensation, while the value for other executive officers can range from about 50% to 120%.

Salary and Bonus

  The annual salaries of the Company's executive officer group for 1996 were measured and projected to be below the competitive market median for 1997. The Company appointed a new CEO in May 1996, at a conservative base salary for the level of responsibility. In December 1996, the CEO's salary was increased, although his salary is still below the competitive market salary. Increases were also made to the salaries of all other executive officers in order to reduce the disparity between the competitive market and StorageTek.

  For 1996, performance objectives used to determine bonus compensation for executive officers primarily focused on earnings per share ("EPS"). If the EPS target was achieved, new business revenue growth, financial ratios and productivity measures also were considered. The Company's performance in 1996 exceeded the bonus target with EPS performance at an all-time high for the Company. The Company paid bonuses for 1996 to the executive officer group at the level of two times the target bonus, which is the maximum payout under the MBO bonus formula. As a result, the total cash compensation of all executives exceeded competitive total cash compensation levels for 1996. This result is consistent with the Company's pay-for-performance strategy. In addition, in recognition of what the Compensation Committee believed was an exceptional effort by five key officers, including the CEO and Chief Financial Officer, a special, discretionary cash bonus equal to 15% of the officers' MBO bonus was paid to these officers. See "Compensation of Executive Officers--Employment Contracts and Termination of Employment and Change-in-Control Arrangements" above, for additional information regarding agreements between the Company and the CEO and other Named Executive Officers.

  For 1997, the Company will continue to use variable bonus opportunities tied to objective quantifiable individual and group performance goals, placing the CEO and the other executive officers in a highly leveraged compensation position. This means that if the Company meets all the target measurements in 1997, the compensation for the executive officers (including the CEO) should be competitive with like positions in the set of competitive companies.

Other Benefits

  The benefit package offered to executive officers is substantially the same as that for all employees for medical, dental, life and disability insurance, except certain out-of-pocket expenses are reimbursed by the Company (subject to a maximum of $5,000 per year), and the life insurance benefit is an individually owned universal policy, in an amount equal to approximately three times the officers' salaries (versus two times salary for non-officers). A deferred compensation plan is available. The Company estimates the value of such benefits to represent approximately 5% of total target compensation to the CEO, 10% to the other Named Executive Officers and 12% to other officers.

Equity Grants

  The Compensation Committee believes that, through the use of stock options and other equity grants, executive interests are tied directly to enhancing stockholder value. The Company uses a modified Black-Scholes model, calculated by a third-party consultant, to project a value for the Company's stock options and to compare its stock options to stock options granted by companies within the competitive market. Although the Company may issue other types of equity-based compensation, the Compensation Committee believes that, for 1997, a combination of performance-based and standard options will be an appropriate mix of equity incentives. However, the Compensation Committee may review using shares of stock in lieu of cash compensation and/or cash bonus payments.

  In connection with his appointment in May 1996, the new CEO was granted options to purchase 250,000 shares of Common Stock at an exercise price of $34.375 per share. The majority of these options (150,000 shares) are performance-based options, that is, the vesting dates may be accelerated if the Company achieves its operating plan income targets. If the plan targets are achieved, the vesting dates accelerate in the first, second and third years after the date of grant. If the Company does not meet the plan targets, these options will vest eight years from date of grant. The remaining 100,000 shares are not performance options and become exercisable in equal installments on the first three anniversary dates from the date of grant.

  As was the case in 1994 and 1995, two types of stock options were granted to executive officers in December 1996 (i) performance-based options; and (ii) standard options. All of these options have an exercise price of $48.50 per share. The performance-based options accounted for approximately 35% of all options granted to the executive officers in 1996, and have a longer-than-normal vesting period of six years. However, if the Company's net-after-tax income goals are met in each of the first three years following the date of grant, the vesting period for performance-based options will accelerate to the first, second and third anniversary dates from the date of grant.

  The Company achieved its 1996 performance goals and in February 1997, the Compensation Committee accelerated the vesting dates with respect to performance options granted in each of 1993, 1994 and 1995, accelerating one-third of each such grant. The net income performance goals for 1994 and 1995 were not achieved, therefore, two-thirds of the performance stock options granted in 1993 and one-third of the stock options granted in 1994 did not accelerate.

  The remaining stock options granted in 1996 to executive officers were standard options that vest solely based upon continued employment and vest over three years. These options were granted by the Compensation Committee as a tool to motivate and retain key contributors. These options provide the executive officers with more leverage (along with the attendant risk and reward) in order to encourage a level of performance that should be reflected in the price of the Company's stock.

  In connection with restricted stock awards made in December 1995, a cash bonus plan was established to cover a portion of the tax obligations of the executive officers upon the vesting of the restricted stock. Payment of this cash bonus, equal to 12% of the executive officer's December 1995 base salary, was dependent on the Company achieving cost savings goals established at the time the Company's 1995 restructuring plan was adopted. Two additional bonuses may be paid under this plan if the cost savings goals relating to the restructuring are achieved at measurement dates set at 18 months and 24 months from the date of award.

Legislative and Regulatory Issues

  The Compensation Committee continues to monitor legislative and regulatory changes that may affect the cost to the Company of the various components of executive compensation. Additional redesigning of the compensation components will be studied and implemented as appropriate. The Compensation Committee has considered the potential impact of Section 162(m) of the Code, and the regulations thereunder ("Section 162(m)"). Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to further the Company's success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction could be necessary in some circumstances. The Company's cash bonus plan for executive officers and its stock option plan are designed to qualify as performance-based plans within the meaning of the Section so as to preserve deductibility by the Company of compensation paid under such plans.

Summary

  The Compensation Committee believes that the total compensation approach used by the Company is evidence that performance is an integral part of the Company's philosophy and practice. It helps ensure that there is a balance between emphasis on the Company's short-term goals (with bonus opportunity as the reward factor) and the Company's long-term strategies (with equity growth over a vesting period as the reward factor). The Compensation Committee also believes it is critical that a significant portion of total compensation is tied to the interests of the Company's stockholders.

  This report has been provided by the Compensation Committee.

  Stephen J. Keane, Chair
  Judith E.N. Albino
  William L. Armstrong
  Robert A. Burgin
  Robert E. Lee

   The information provided below is expressly excluded from incorporation by reference into any filings under the jurisdiction of the Securities and
                             Exchange Commission.

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Company's Common Stock during the five years ended December 31, 1996, with the cumulative total return on the S&P 500 Index and the S&P Computer Systems Index. The comparison assumes $100 was invested on December 31, 1991, in the Company's Common Stock and in each of such indices and assumes reinvestment of dividends, if any. Note that historic stock price is not necessarily indicative of future stock price performance.


                             [GRAPH APPEARS HERE]


                                                   1991 1992 1993 1994 1995 1996
                                                   ---- ---- ---- ---- ---- ----
Storage Technology Corporation.................... 100   52   80   73   60  119
S&P 500 Index..................................... 100  108  118  120  165  203
S&P Computer Systems Index........................ 100   73   76   98  131  175

  The report of the Compensation Committee and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts and is not to be deemed to be soliciting material.

                                 OTHER MATTERS

  The Company knows of no other matters to be presented for consideration at the meeting other than those matters stated in the Notice of Annual Meeting of Stockholders. It is the intention of the appointees named in the enclosed proxy card to vote in accordance with their judgment on any matters that may properly come before the meeting. Under the Company's Bylaws, in order to be deemed properly presented, notice must be delivered to or mailed and received by the Company, not less than 60 days nor more than 90 days prior to the Annual Meeting; provided, however, if less than 70 days' notice or prior public disclosure of the date of the Annual Meeting has been given, notice by the stockholder to be timely must be received by the Company not later than the close of business on the tenth day following the day on which such notice of the Annual Meeting was mailed or publicly disclosed. The stockholder's notice must set forth, as to each proposed matter: (a) a brief description of the business and reason for conducting such business at the meeting; (b) the name and address as they appear on the Company's books of the stockholder proposing such business, or the name of the beneficial holder or other party on whose behalf the proposal is made; (c) the class and number of shares of the Company owned by the stockholder or beneficial holder or other party on whose behalf the proposal is made; and (d) any material interest of the stockholder or beneficial holder or other party on whose behalf the proposal is made in such business. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

                             STOCKHOLDER PROPOSALS

  Any proposal that a stockholder may desire to present to the Company's 1998 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company on or before December 9, 1997, in order to be considered for possible inclusion in the Company's proxy materials relating to such meeting.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       W. RUSSELL WAYMAN
                                       Corporate Vice President,
                                       General Counsel and Secretary

April 8, 1997

                      [RECYCLED PAPER LOGO APPEARS HERE]

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
                        STORAGE TECHNOLOGY CORPORATION
                      1997 Annual Meeting of Stockholders

The undersigned hereby appoints David E. Weiss and W. Russell Wayman, and each of them, as the lawful agents and proxies of the undersigned (with full power of substitution), to represent the undersigned and to vote, as specified herein, all shares of the Common Stock of Storage Technology Corporation (the "Company") standing in the undersigned's name as of the record date at the Annual Meeting of Stockholders of Storage Technology Corporation to be held on May 22, 1997, and any adjournment or postponement thereof, and, in their discretion, upon other matters that properly may come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN ON THE REVERSE OF THIS CARD, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR ALL OF THE MANAGEMENT'S NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4.

                        (To Be Signed on Reverse Side)
 ................................................................................

================================================================================
The Board of Directors unanimously recommends a vote "FOR" Proposals 1, 2 and 3.
================================================================================

                                           For All Nominees          Withhold from       Nominees:
                                           (except as                all Nominees        David E. Weiss
                                           indicated below)                              William L. Armstrong
                                                                                         J. Harold Chandler
1.  Election of Directors.                 ----------------          --------------      Paul Friedman
                                                                                         William R. Hoover
    WITHHOLD AUTHORITY to vote for the nominees listed below:                            Stephen J. Keane
                                                                                         Robert E. La Blanc
                                                                                         Robert E.Lee
------------------------------------------------------------------------                 Harrison Shull
                                                                                         Richard C. Steadman
                                                                                       FOR           AGAINST          ABSTAIN
2.  Ratification of amendments to the 1995 Equity
    Participation Plan, including the reservation of
    an additional 2,200,000 shares of Common Stock for
    issuance thereunder.                                                               ----          ----             ----

                                                                                       FOR           AGAINST          ABSTAIN
3.  Ratification of the appointment of Price Waterhouse
    LLP as the Company's independent accountants.                                      ----          ----             ----

==============================================================================================================================
The Board of Directors unanimously recommends a vote "AGAINST" stockholder Proposal 4.
==============================================================================================================================

                                                                                       FOR           AGAINST          ABSTAIN
4.  Stockholder proposal requesting the Board of Directors
    to adopt stock ownership requirements
    for Directors.                                                                     ----          ----             ----

In their discretion, the proxies are authorized to vote on any other matters that may properly come before the meeting.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED PRE-PAID ENVELOPE.

SIGNATURE(S)____________________________________DATE__________________

Please mark, date and sign this Proxy exactly as your name appears hereon. (Note: In case of joint ownership, each joint owner should sign.) If you are acting as a trustee, executor, attorney-in-fact or in some other representative capacity, please indicate beneath your signature your title and for whom you are signing this Proxy.